OMB APPROVAL
OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden
hours per response	14

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNITED INSURANCE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

UNITED INSURANCE HOLDINGS CORP.

360 Central Avenue, Suite 900

St. Petersburg, FL 33701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, JULY 21, 2009

Dear Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders (the “Annual Meeting”) of United Insurance Holdings Corp. (“us”, “our”, “we”), which will be held at our office located at 360 Central Avenue, Suite 900, St. Petersburg, Florida 33701, on July 21, 2009 at 11:00 A.M. At this meeting, you will be voting on the following proposals:

(1)	Elect two Class A directors, each for a term of two years;

(2)	Ratify the appointment of McGladrey & Pullen LLP as our Independent Registered Public Accounting Firm for the 2009 fiscal year; and

(3)	Transact such other business as may properly come before our Annual Meeting and any adjournment of the meeting.

Details of the proposals are set forth in the enclosed Proxy Statement, which we urge you to read carefully. Our Board of Directors (our “Board”) believes that the proposals are in our best interest and the best interest of our shareholders. In arriving at their decision to recommend the proposals, our Board carefully reviewed and considered the terms and conditions of the proposals and the factors described in the enclosed Proxy Statement.

Our Board has unanimously approved each of the proposals and recommends that our stockholders vote FOR each of the proposals.

Stockholders of record at the close of business on June 15, 2009 are entitled to vote at our Annual Meeting. Please complete, sign, date, and return to us the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your previously submitted proxy at any time. If you are not planning to attend our Annual Meeting, it is still important that your shares be represented.

Dated: June 22, 2009	By order of the Board of Directors,

/s/ Melvin A. Russell, Jr. Melvin A. Russell, Jr.
Corporate Secretary

To access the Company’s Proxy Statement for the 2009 Annual Meeting of

Shareholders, and the Company’s 2008 Annual Report, visit

http://www.cstproxy.com/uihc/2009

UNITED INSURANCE HOLDINGS CORP.

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, JULY 21, 2009

GENERAL INFORMATION

General

The accompanying proxy is solicited by the Board of Directors of United Insurance Holdings Corp. (“United”, “we”, “our”, “us”) for our 2009 Annual Meeting of Stockholders (“Annual Meeting”) to be held at our office located at 360 Central Ave, Suite 900, St. Petersburg, FL 33701 on Tuesday, July 21, 2009 at 11:00 AM Eastern Daylight Time. The matters to be considered and acted upon at the meeting are set forth in our attached Notice of Annual Meeting of Stockholders. This Proxy Statement for our 2009 Annual Meeting of Stockholders (“Proxy Statement”), and our Notice of Annual Meeting of Stockholders, enclosed Proxy, 2008 Annual Report and Notice of Internet Availability of Proxy Materials will be sent to our Stockholders on or about June 22, 2009. Included in our 2008 Annual Report is our annual report on Form 10-K/A for the fiscal year ended December 31, 2008, as filed with the SEC at www.sec.gov. Exhibits filed with our Form 10-K/A will be provided upon written request to the Secretary c/o United Insurance Holdings Corp., 360 Central Avenue, Suite 900, St. Petersburg, FL 33701.

Our Board of Directors (our “Board”) does not know of any other matters that are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meeting; however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted “FOR” the two nominees for the Board and “FOR” the ratification of the appointment by the Audit Committee of our Board of McGladrey & Pullen LLP as our independent registered public accounting firm for the year 2009.

Outstanding Securities and Voting Rights

Our Board has fixed the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting as the close of business on June 15, 2009 (“Record Date”). As of that date there were 10,573,932 shares of our Common Stock (“Common Stock”) outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting.

Voting Information

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a bank, broker or other holder of record, holding shares for a beneficial owner, does not vote on a particular proposal because that holder does not have discretionary voting power under the rules of the New York Stock Exchange (“NYSE”) for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under such rules to vote your shares on the election of directors and the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

Directors will be elected by a plurality of the votes cast by shares entitled to vote at the meeting. The two nominees for director receiving the greatest number of votes will be elected. Under our By-laws, the votes cast

“for” must exceed the votes cast “against” to approve the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” these proposals.

We have appointed an Inspector of Elections for our Annual Meeting who will tabulate all of the votes at our Annual Meeting. We will make available for examination by any stockholder at our office at 360 Central Avenue, Suite 900, St. Petersburg, FL 33701, for a period of ten (10) days prior to the Annual Meeting, a list of our stockholders entitled to vote at our Annual Meeting.

Attendance

All stockholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend our Annual Meeting. Registration will begin at 10:30 a.m., and ample time should be allowed for check-in procedures. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you are a stockholder of record, we will verify your name against the list of our stockholders as of the Record Date, prior to admittance to our Annual Meeting. Please also note that if you are a beneficial holder and hold your shares through a broker, bank or other holder of record (i.e. in “street name”), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date before you can be admitted to the Annual Meeting.

You may attend our Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you are a beneficial owner of our Common Stock shares and if you obtain a legal proxy from your broker, bank or other holder of record and present it to the Inspector of Elections along with your ballot, you may vote in person at our Annual Meeting. We encourage you to vote your shares in advance of our Annual Meeting, even if you plan on attending our Annual Meeting. If you have already voted prior to our Annual Meeting, you may nevertheless revoke your vote and vote in person at our Annual Meeting in the manner described below.

Revocation

You may revoke your proxy at any time before the vote at our Annual Meeting by written notice mailed or delivered to our Secretary, by delivering a proxy bearing a later date or by attending the meeting and voting in person. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at our Annual Meeting if you obtain a legal proxy, as described in the section above entitled “Attendance.”

Expense and Manner of Solicitation

Our Board is soliciting the proxy accompanying this Proxy Statement. We will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to our stockholders. We may solicit proxies through the mail, or proxies may be solicited by our directors, executive officers, and other employees, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for their services. We will also request banks, brokers, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.

Delivery of Documents to Security Holders Sharing an Address

Some banks, brokers and other nominee record holders may be employing procedures approved by the Securities and Exchange Commission (the “SEC”), called “householding.” This means that only one copy of our Proxy Statement and Annual Report will be sent to stockholders who share the same address. Householding is designed to reduce duplicate mailings and save significant printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you receive a household mailing this year and would like to receive additional copies of our Annual Report and Proxy Statement, please submit your request in writing to: United Insurance Holdings Corp., 360 Central Avenue, Suite 900, St. Petersburg, FL 33701, Attention: Secretary or by calling us at (727-895-7737), and we will mail the requested copies to you promptly. Any holder who wants to receive separate copies of the Proxy Statement and Annual Report in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder.

Deadline for the Submission of Stockholders’ Proposals for the 2010 Annual Stockholders’ Meeting

We are required by SEC regulations to disclose in this Proxy Statement the date by which stockholder proposals must be received by us in order to be included in our proxy materials for our next annual meeting. In accordance with these regulations, stockholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in our proxy statement and form of proxy relating to our 2010 annual meeting, a written copy of their proposal must be received at the address listed on page one of this Proxy Statement no later than February 23, 2010. Proposals must comply with the SEC proxy rules relating to stockholder proposals in order to be included in our proxy materials. To ensure prompt receipt by us, stockholder proposals should be sent certified mail, return receipt requested.

Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely if we receive the proposal after May 23, 2010, or 45 days before June 22, 2010. The proxy solicited by the Board for the 2010 Annual Meeting will confer discretionary authority on the persons named in such proxy to vote on any stockholder proposal presented at that meeting, which was not timely submitted to us.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Board is currently divided into two classes, each of which generally serves for a term of two years, typically with only one class of directors being elected in each year. The term of office for our Class A directors, consisting of Larry G. Swets, Jr. and James R. Zuhlke, will expire at this Annual Meeting. Our Board nominated Messrs. Swets and Zuhlke to stand for re-election at our Annual Meeting. Each director elected at our Annual Meeting will serve until our 2011 annual meeting of stockholders and until their successors are elected and qualified.

The term of office for our Class B directors, consisting of, Gregory C. Branch, Gordon G. Pratt, Donald J. Cronin, Alec L. Poitevint, II and Kent G. Whittemore will expire at the 2010 annual meeting of stockholders. Biographical information is provided for each director beginning on page five below.

Vote Required

Our election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast, which means the two directors receiving the greatest number of votes will be elected. Our Board has nominated Messrs. Swets and Zuhlke for re-election as Class A directors at our Annual Meeting. Each nominee elected as director will continue in office until his or her successor has been elected and qualified, or until his earlier death, resignation or retirement. Both nominees have agreed to serve if elected and have consented to being named in this Proxy Statement. If a nominee is unable or unwilling to serve at the time of the election, proxies will be voted in favor of the remainder of those nominated, and may be voted for substitute nominees unless the Board chooses to reduce the number of directors serving on the Board. Proxies received by us will be voted FOR the election of these two directors, unless marked to the contrary. A stockholder who desires to withhold voting of the proxy for both or one of the nominees may so indicate on the proxy.

Recommendation of the Board

Our Board unanimously recommends our stockholders vote “FOR” the election of Messrs. Swets and Zuhlke as Class A directors.

CORPORATE GOVERNANCE

Governance Principles

The role of the Board is to oversee and monitor our management in the interest and for the benefit of our stockholders. Our Corporate Governance Guidelines are posted on our website at www.upcic.com.

The following table provides information regarding each of our directors:

Name	Age	Position	Year Current Term Expires	Current Director Class
Gregory C. Branch	61	Chairman of the Board	2010	B
Gordon G. Pratt	47	Vice Chairman	2010	B
Donald J. Cronin	55	President, Chief Executive Officer and Director	2010	B
Alec L. Poitevint, II	61	Director	2010	B
Larry G. Swets, Jr.	34	Director	2009	A
Kent G. Whittemore	61	Director	2010	B
James R. Zuhlke	62	Director	2009	A

Class A Director Nominees

Larry G. Swets, Jr., CFA, has served as a member of our Board since inception. Mr. Swets also served as the Chief Financial Officer, Executive Vice President, Secretary, and Treasurer of FMG Acquisition Corp. (“FMG”) from inception through the Merger (See Change in Control section below for a definition of “Merger” and a description of the terms and conditions thereof). Since June 2005, Mr. Swets has served as the managing director of Itasca Financial, LLC, an advisory firm to insurance companies and financial service firms whose clients include the insurance industry. In addition, Mr. Swets is managing director of InsRisk Partners, LLC, which he founded in early 2007. Mr. Swets also serves as acting chief financial officer of Risk Enterprise Management Limited. Mr. Swets has been an insurance company executive and advisor, including serving as director of investments and fixed income portfolio manager for Kemper Insurance, a diversified mutual property-casualty insurance company, from June 1997 to May 2005. Mr. Swets holds a bachelor’s degree from Christ College, Valparaiso University, Summa Cum Laude and a master’s degree in finance from De Paul University. Mr. Swets holds the chartered financial analyst designation and is a member of the CFA Society of Chicago and the CFA Institute.

James R. Zuhlke has served as a member of our Board since inception. Since June 2005, Mr. Zuhlke has served on the board of directors of Southern Eagle Insurance Company, a Florida-based provider of workers compensation insurance. Mr. Zuhlke acted as a consultant to Brooke Capital Corporation beginning October 2007 and served as its executive vice president, Insurance Company Operations from February 2008 to October of 2008. Brooke Capital Corporation filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October of 2008. From April 1998 until January 2004, he was president and chief executive officer of Kingsway America Inc. and a director of its parent Kingsway Financial Services, Inc. In 1976, Mr. Zuhlke started his first insurance business, Washington International Insurance Company, and served as its president and chief executive officer. In 1980, he co-founded insurance underwriting operations which in 1986 became Intercargo Corporation. At Intercargo, he was president and chairman of the board of directors. Mr. Zuhlke holds a bachelor’s degree (1968) and a Juris Doctor’s degree (1971) from the University of Wisconsin. He is a member of the Wisconsin, Illinois and American Bar Associations.

Class B Directors

Gregory C. Branch has served as the Chairman of our Board since October 2008. Mr. Branch served as the Chairman and Chief Executive Officer of United Insurance Holdings, L.C. (“UIH”) since its inception in 1999 through the Merger and was a major equity holder of UIH at the time of the Merger. He is also the owner of

Branch Properties, Inc. and has been its chairman and owner since 1986, which specializes in equine feeds. Mr. Branch has served as the president of Branch Properties since 1986. Mr. Branch graduated from the University of Florida with a B.S. in Agriculture Economics and served at the rank of Captain in the U.S. Army. Mr. Branch served as chairman of Summit Holding Southeast, Inc., an insurance holding company that completed its initial public offering in 1997 and was acquired by Liberty Mutual in 1998. Mr. Branch is a director of Prime Holdings, Inc., a private insurance holding company focused on excess and surplus lines products. Mr. Branch was an underwriting member of Lloyd’s of London from 1986 through 2004.

Gordon G. Pratt is the Vice Chairman of our Board, managing director of Fund Management Group, and managing general partner for Distribution Partners Investment Capital, L.P., which he co-founded in 1999. He also is Chairman of Risk Enterprise Management Limited and a director of Ovation Benefits Group, two privately held insurance businesses. During 2004 through April 2006, concurrently with his duties at Fund Management Group, Mr. Pratt was senior vice president of corporate finance for the global insurance broker Willis Group. Prior to joining Willis, Mr. Pratt was a managing director and owner of Hales & Company; before that he was a senior vice president, shareholder, and member of the operating committee of Conning & Company. He began his career at The Chase Manhattan Bank, N.A. Mr. Pratt graduated with a B.A. in United States history from Cornell University (1984) and a Master of Management, Finance and Accounting from Northwestern University (1986).

Donald J. Cronin is our President and Chief Executive Officer since October 2008. Before the Merger, he was the President of UIH and President and Chief Executive Officer of UIH’s wholly-owned subsidiaries. Mr. Cronin joined UIH in 2001 as Vice President and was named President and Chief Executive Officer of UIH and its subsidiaries in November 2002. Mr. Cronin has 33 years experience in the property and casualty insurance business. Prior to United, Mr. Cronin served as vice president of marketing, underwriting and operations of United Agents Insurance Company of Louisiana. While in Louisiana, Mr. Cronin served on the advisory board of the School of Insurance at Louisiana State University. He has been actively involved with a number of insurance associations throughout his career.

Alec L. Poitevint, II is a member of our Board since October 2008. Mr. Poitevint served as a director of UIH from 2001 through the Merger. He is the chairman and president of Southeastern Minerals, Inc., and its affiliated companies headquartered in Bainbridge, Georgia. Mr. Poitevint joined Southeastern Minerals, Inc. in 1970. He currently also serves as vice-chairman and director of First Port City Bank of Bainbridge. Mr. Poitevint also serves as chairman of American Feed Industry Insurance Company and is past chairman of American Feed Industry Association and National Feed Ingredients Association. Mr. Poitevint serves on the Republican National Committee (“RNC”) as Committeeman for Georgia and was the RNC Treasurer from 1997-2001.

Kent G. Whittemore is a member of our Board since October 2008. Mr. Whittemore served as a member of UIH’s board of members, from 2001 through the Merger. He is the president and a shareholder of The Whittemore Law Group, P.A., located in St. Petersburg, Florida, a law firm he co-founded in 1987. Mr. Whittemore has served as president of both the St. Petersburg Bar Association and the Tampa Bay Trial Lawyers Association. He is currently a director of the Southern Trial Lawyers Association and is a former director of the Academy of Florida Trial Lawyers. He also served on St. Petersburg’s Charter Review Commission. Mr. Whittemore received a B.S. in Business Administration from the University of Florida and a Juris Doctorate from Stetson College of Law.

Directors Who Resigned in Connection with the Merger

Thomas D. Sargent was a member of FMG’s board of directors from the time of FMG’s inception until the date of consummation of the Merger.

David E. Sturgess was a member of FMG’s board of directors from the time of FMG’s inception until the date of consummation of the Merger.

Director Independence

Three of our seven directors, Messrs. Zuhlke, Poitevint and Whittemore, are “independent” under the NASDAQ Marketplace Rules and requirements. Messrs. Sargent and Sturgess, who served as our directors before the Merger, were also “independent” under the NASDAQ Marketplace Rules and requirements. Although we are not required to adopt director independence standards by a national securities exchange or an inter-dealer quotation system, in order to identify our directors and/or director-nominees who qualify as independent directors, we have adopted the director independence standards as set forth in the NASDAQ Marketplace Rules.

Messrs. Branch, Pratt, and Whittemore are members of both our Nominating and Corporate Governance Committee and our Compensation and Benefits Committee. Mr. Whittemore is an “independent” director under the NASDAQ Marketplace Rules for director independence. The other two members of the committees, Messrs. Branch and Pratt, are not “independent” directors under the NASDAQ Marketplace Rules.

Meetings and Meeting Attendance

Our Board held seven meetings and acted by unanimous written consent in lieu of a meeting one time during 2008. All directors attended 75% or more of our Board meetings during the last fiscal year. Our first Annual Meeting will be held in 2009. We do not have a formal policy with respect to director attendance at annual meetings; however, all of our directors are encouraged to attend.

Board Committees

Our Board has three formal committees: a Nominating and Corporate Governance Committee, a Compensation and Benefits Committee, and an Audit Committee.

The following table provides the current membership for each of our Board committees:

	Nominating & Governance	Compensation and Benefits	Audit
Gregory C. Branch	X	X
Gordon G. Pratt	X	Chair
Donald J. Cronin
Alec L. Poitevint, II			X
Larry G. Swets, Jr.
Kent G. Whittemore	Chair	X	X
James R. Zuhlke			Chair

Our Nominating and Corporate Governance Committee and our Compensation and Benefits Committee were formed during 2009 and our Audit Committee was formed in late 2008; therefore, none of these committees held any meetings during 2008.

Below is a description of each committee of our Board. Our Audit, Nominating and Corporate Governance, and Compensation and Benefits Committees all have authority to engage legal counsel or other advisors or consultants as the committees deem appropriate to carry out their committee responsibilities.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee (our “Nominating Committee”) assists our Board with the following:

•	identifying qualified individuals to become directors,

•	recommending to our Board qualified director nominees for election at the stockholders’ annual meeting and determining membership on Board committees,

•	recommending a set of Corporate Governance Guidelines,

•	overseeing annual self-evaluations by our Board and annual self-evaluations of itself, and

•	reporting annually to our Board on the Chief Executive Officer succession plan.

Our Nominating Committee operates under a formal written charter that governs its duties and standards of performance. The charter is reviewed annually for appropriate revisions. Copies of the charter can be obtained free of charge on our web site at www.upcic.com or by contacting our Secretary at the address appearing in our Notice of the Annual Meeting.

Our Board selects the director nominees to stand for election at our annual stockholder meetings and to fill vacancies occurring on our Board based on the recommendations of our Nominating Committee. In recommending nominees to serve as directors, our Nominating Committee examines and evaluates each director nominee on a case-by-case basis regardless of who recommended the nominee, taking into account all factors it considers appropriate. Our Nominating Committee has not adopted minimum qualifications for director nominees. Instead, in evaluating potential director nominees, our Nominating Committee takes into account a wide variety of factors, including possessing personal and professional integrity, having good business judgment, relevant experience and skills and the ability to be an effective director in conjunction with our full Board in collectively serving the long-term interests of our stockholders.

We do not have any arrangements with third parties to identify or evaluate potential director nominees. Our Nominating Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. Our Nominating Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, our Nominating Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other recommended nominees. Any stockholder wishing to recommend a nominee for director should notify our Secretary in writing and include, at a minimum, (i) the name and address, as they appear in our books, of the stockholder giving the notice, (ii) the class and number of our Common Stock shares that are beneficially owned by the stockholder, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the SEC would require to be included in a proxy statement. If our Nominating Committee determines that a stockholder recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next Annual Meeting.

Pursuant to the above procedures, once our Nominating Committee has identified prospective nominees, background information will be solicited on the candidates, following which they will be investigated, interviewed and evaluated by our Nominating Committee, which will then report to the Board.

Our Board recommended the two incumbent director nominees for our Annual Meeting as our Nominating Committee was just formed and had not met at the time our Board appointed the director nominees.

Compensation and Benefits Committee. Our Compensation and Benefits Committee assists our Board with their responsibilities relating to the compensation of our directors and officers. Our Compensation and Benefits Committee has overall responsibility for recommending the director and officer compensation plans, policies and long-term compensation programs for final approval by our Board. Our Compensation and Benefits Committee may engage compensation consultants, but has not engaged any compensation consultants to date. Our Compensation and Benefits Committee will recommend any employment arrangements and bonus plans for officers other than our Chief Executive Officer, based on our Chief Executive Officer’s recommendations.

Our Compensation and Benefits Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The charter is reviewed annually for appropriate revisions. Copies of the charter can be obtained free of charge on our web site at www.upcic.com or by contacting our Secretary at the address appearing on the first page of this Proxy Statement.

Audit Committee. We established an Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act. Our Audit Committee is comprised of James R. Zuhlke, Alec L. Poitevint, II and Kent G. Whittemore. Mr. Zuhlke is our audit committee financial expert. All three members of our Audit Committee are “independent” under both the general independence standards and the audit committee independence standards set forth in the NASDAQ Marketplace Rules.

Our Audit Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The charter is reviewed annually for appropriate revisions. Copies of the charter can be obtained free of charge on our web site at www.upcic.com or by contacting our Secretary at the address appearing on the first page of this Proxy Statement.

Our Audit Committee assists our Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Our Audit Committee’s role includes monitoring:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence,

•	the performance of our independent auditors, and

•	our business practices and ethical standards.

Our Audit Committee is also directly responsible for

•	the appointment, compensation, retention and oversight of the work of our independent auditors, and

•	the preparation of the report that the SEC requires to be included in our annual proxy statement.

Audit Committee Report

The role of our Audit Committee is to oversee our financial reporting process on behalf of our Board. Our management has the primary responsibility for our consolidated financial statements as well as our financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles.

In this context, our Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2008, with management and DeMeo, Young, McGrath, CPA (“DYM”), our 2008 independent registered public accounting firm. These reviews included discussion with our independent auditors of matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board. In addition, our Audit Committee has received from our independent auditors the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with an audit committee concerning independence and has discussed with them their independence from us and our management. Moreover, our Audit Committee has considered whether our independent auditor’s provision of other non-audit services to us is compatible with the auditor’s independence.

Following our reviews and discussions referred to above, our Audit Committee recommended to our Board our audited financial statements should be included in our Annual Report on Form 10-K/A for the year ended December 31, 2008, for filing with the SEC.

This report is furnished by the members of our Audit Committee:

James R. Zuhlke, Chairman

Alec L. Poitevint, II

Kent G. Whittemore

Communication with Directors

Shareholders may contact an individual director, our Board as a group, or a specified Board committee by sending correspondence addressed to our Secretary to the address appearing in the Notice of this Annual Meeting or by sending an email to our investor relations email address at InvestorRelations@upcic.com. Each communication should specify the applicable addressee or addressees to which the communication is directed, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments as applicable. We generally will not forward to our directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or is a request for general information regarding us.

Non-Director Executive Officers

In addition to Mr. Cronin, whose biographical information is set forth above in the Class B Directors discussion, the following individuals serve as our executive officers:

Name	Age	Position
Nicholas W. Griffin	40	Chief Financial Officer
Melvin A. Russell, Jr.	54	Chief Underwriting Officer, Senior Vice President and Secretary

The following is biographical information regarding these executive officers:

Nicholas W. Griffin has been our Chief Financial Officer since the Merger through mid-July 2009, when he resigned to pursue another opportunity. Prior to the Merger, Mr. Griffin was the Chief Financial Officer of UIH since its inception in 1999. Mr. Griffin is responsible for the management and supervision of all of our finance and accounting activities. Mr. Griffin also manages our in-house catastrophe models, dynamic financial analysis, loss reserving analysis and capital allocation activities. Mr. Griffin received a B.S. in Accounting from the University of Florida, an M.B.A. from Stetson University and a Juris Doctorate from Stetson College of Law.

Melvin A. Russell, Jr. is our Chief Underwriting Officer, Senior Vice President and Secretary since the Merger. Prior to the Merger, Mr. Russell was the Senior Vice President and Secretary of UIH and joined UIH at its inception in 1999. He has 32 years of experience in the property and casualty business, with over 19 years in the Florida insurance market. Much of his time in the industry has been spent in management; prior to that, he gained valuable experience doing production underwriting of large, complex commercial accounts in both Florida and New England for two large multi-line national carriers. Mr. Russell has a B.A. in English from Gordon College in Wenham, Massachusetts.

DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation for the Year Ended December 31, 2008

The following table sets forth information regarding the compensation received by each of our directors during the year ended December 31, 2008. During 2008, our directors did not receive any stock awards, option awards, non-equity incentive plan compensation, nonqualified deferred compensation earnings, or any other form of compensation other than the cash compensation shown in the table below.

Name	Fees Earned or Paid in Cash/Total Compensation ($)
Gordon G. Pratt	$18,750	(4)
Alec L. Poitevint, II(2)	$80,750	(3)(4)
Larry G. Swets, Jr.	$18,750	(4)
Kent G. Whittemore(2)	$82,250	(3)(4)
James R. Zuhlke	$23,750	(4)(5)
Duncan Aitken(1)	$60,500	(3)
Mark Berset(1)	$61,500	(3)
Kern Davis(1)	$63,500	(3)
Pat Delacey(1)	$63,000	(3)
Fazal Fazlin(1)	$63,500	(3)
William Hood(1)	$60,000	(3)
Neil Savage(1)	$62,000	(3)

(1)	Was a member of UIH’s board of members until the date of the Merger at which time he resigned.
(2)	Was a member of UIH’s board of members until the date of the Merger and became a member of our Board subsequent to the Merger.
(3)	Each individual who was member of UIH’s board of members prior to the Merger received a $50,000 bonus in connection with the consummation of the Merger.
(4)	Reflects the increase of the fourth quarter Board fees from $2,500 per quarter to $18,750 per quarter.
(5)	Includes a quarterly fee of $5,000 for the fourth quarter of 2008 for service as the chairman of our Audit Committee.

From January 1, 2008 to September 30, 2008, we paid each director who was not an employee a fee of $2,500 per quarter, a fee of $1,000 for each board meeting the director attended in person, and a fee of $500 for each board meeting the director attended telephonically. In addition, we paid each director $500 for each Board committee meeting attended by the director.

On March 25, 2009, our Compensation Committee approved and recommended to our Board and our Board approved that we increase the director fees to $18,750 per quarter, effective October 1, 2008, with no additional amounts to be paid for Board and committee meeting attendance. In addition, our Compensation Committee approved and recommended to our Board and our Board approved that we pay a quarterly fee of $5,000 to our Audit Committee chairman and a quarterly fee of $10,000 to the chairman of our Board effective October 1, 2008.

The compensation paid to Messrs. Branch and Cronin is included in the Executive Summary Compensation Table below since Mr. Branch was the chief executive officer of UIH until the Merger date and Mr. Cronin is currently our Chief Executive Officer and President.

Prior to the Merger, FMG’s directors did not receive any cash (or other) compensation for their service as members of the Board.

Executive Compensation

The following table sets forth compensation information for each of our named executive officers during the years ended December 31, 2008 and 2007:

EXECUTIVE SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		All Other Compensation ($)		Total ($)
Donald J. Cronin	2008	$282,219	$150,000	(12)	$37,500	(11)	$70,619	(3)	$540,338
President and Chief Executive Officer	2007	$254,800	$84,000		$88,350	(1)	$12,500	(2)	$439,650

Nicholas W. Griffin	2008	$216,593	$150,000	(12)	$37,500	(11)	$39,684	(4)	$443,777
Chief Financial Officer	2007	$204,800	$60,000		$58,900	(1)	$10,000	(2)	$333,700

Melvin A. Russell, Jr.	2008	$174,833	$75,000	(12)	$—		$34,813	(5)	$284,646
Chief Underwriting Officer, Senior Vice President and Secretary	2007	$155,390	$48,000		$58,900	(1)	$5,835	(2)	$268,125

Gregory C. Branch	2008	$—	$—		$—	(8)	$167,250	(7))(13)(14)	$167,250
Chief Executive Officer of UIH(6)	2007	$—	$—		$—	(9)	$125,500	(10)	$125,500

(1)	The stock awards were awarded in accordance with the reallocation of UIH membership units for services performed. During 2007, the Board granted 93 membership units to Mr. Cronin, 62 membership units to Mr. Griffin and 62 membership units to Mr. Russell. These membership units were reallocated from outstanding membership units held by all UIH members, except one, pursuant to the terms of UIH’s members’ agreement. Amounts were calculated in accordance with the Statement of Financial Accounting Standards No.123(R) (“SFAS No. 123(R)”), Share-Based Payment.
(2)	Represents company match under our 401(k) plan.
(3)	Mr. Cronin received a company match of $12,917 under our 401(k) plan and $57,702 from a note including accrued interest that was forgiven during 2008.
(4)	Mr. Griffin received a company match of $10,833 under our 401(k) plan and $28,851 from a note including accrued interest that was forgiven during 2008.
(5)	Mr. Russell received a company match of $5,962 under our 401(k) plan and $28,851 from a note including accrued interest that was forgiven during 2008.
(6)	Mr. Branch served as Chairman of the Board and Chief Executive Officer for UIH through September 30, 2008.
(7)	Mr. Branch received $100,000 for services as Chief Executive Officer of UIH prior to the Merger and $38,500 for his services as a director of UIH through September 30, 2008.
(8)	Pursuant to UIH’s members’ agreement, as amended, Mr. Branch, as the Chairman of the Board, received an option to purchase 5,454 membership units at a total exercise price of $400,000. On January 1, 2007, Mr. Branch, exercised this option and purchased such membership units. There was no compensation cost to UIH in connection with this award in accordance with SFAS No. 123(R).
(9)

UIH’s members’ agreement provided that its Board of Managers had the discretion to grant to the Chairman of the Board an award of additional membership units or an option to purchase additional membership units in an amount, if granted, that was to be (1) no greater than the aggregate amount of membership units granted or, if option grants, issuable upon the exercise of options granted to all of UIH’s other officers and managers, but (2) no less than the largest amount of membership units granted or, if option grants, issuable upon the exercise of options granted to any single UIH officer or manager. Any such grant of membership units or any option award granted pursuant to the foregoing provision was to be on the same terms and conditions as the awards granted to other officers and managers, provided that the Chairman was to have twelve months from the date the officers and managers exercise their option awards to exercise his option award. On January 1, 2007, UIH granted to the Chairman of the Board, Mr. Branch, an option to purchase 258 membership units, an amount equal to the aggregate number of membership units granted by UIH to its other officers and managers, at an exercise price of $242 per unit. Mr. Branch exercised the entire option. There was no compensation cost to UIH in connection with this award in accordance with SFAS No. 123(R). The completion of the Merger resulted in the termination of any option provisions contained in the UIH member’s agreement, and the unexercised options held by the Chairman at the time of the Merger were waived as a condition to closing the Merger.

(10)	Mr. Branch received $120,000 for services as Chief Executive Officer of UIH and $5,500 for his services as a director of UIH.
(11)	Our Compensation and Benefits Committee recommended to the Board that Mr. Cronin receive 12,500 shares of Common Stock and that Mr. Griffin receive 12,500 shares of Common Stock for services performed during 2008. On March 25, 2009, the Board unanimously voted to adopt the recommendations for management compensation made by the Compensation Committee. The grants were made on March 25, 2009, and are fully vested. The stock grants were valued in accordance with SFAS No. 123(R).
(12)	Our Compensation and Benefits Committee recommended to the Board that bonuses be awarded to Mr. Cronin, Mr. Griffin and Mr. Russell for services performed during 2008. On March 25, 2009, the Board unanimously voted to adopt the recommendations for management compensation made by the Compensation Committee. The bonuses awarded to Mr. Cronin, Mr. Griffin, and Mr. Russell were accrued for at year-end and were paid to the executives in March 2009.
(13)	Includes the quarterly fee of $10,000 for serving as the Chairman of the Board for the fourth quarter 2008.
(14)	Includes the fourth quarter Board fee of $18,750.

During 2008 and 2007, our officers included in this Executive Summary Compensation Table did not have any option awards, non-equity incentive plan compensation or any nonqualified deferred compensation earnings.

Reallocation of Membership Units. Amounts included in the Stock Awards column in the Executive Summary Compensation Table above for 2007 reflect the reallocation of membership units to certain executives. The agreement between UIH’s members, as amended, provided the UIH board of members authority to issue up to 4,109 membership units to UIH management and Chairman of the Board (including convertible securities to acquire units, but as adjusted for any splits, dividends, combinations or recapitalizations or similar transactions). Subsequent to the Merger, there are no remaining membership units.

Bonus Awards. Amounts included in the Bonus column in the Executive Summary Compensation Table above represent amounts earned for services performed in 2008 and 2007 to each of our named executive officers in accordance with our employee bonus program. Awards under the bonus program are granted at the discretion of our Board and are a function of our financial and overall business performance during the fiscal year as well as the employee’s contribution to such performance, as determined at the end of each fiscal year by our Board.

Stock Awards. Amounts included in the Stock Awards column in the Executive Summary Compensation Table above for 2008 represent the value of the stock grants awarded by our Board to certain executives for services performed in 2008 in accordance with our employee bonus program. Awards under this program are granted at the discretion of our Board and are a function of our financial and overall business performance during the fiscal year as well as the employee’s contribution to such performance, as determined at the end of each fiscal year by our Board. The stock grants were valued in accordance with SFAS No.123(R).

401(k) Profit Sharing Plan. We adopted a tax-qualified profit sharing 401(k) plan that covers all of our employees who have completed 90 days of service, except for nonresident aliens with no U.S. source income. Pursuant to our 401(k) plan, participants may elect to make pre-tax contributions up to the statutorily prescribed annual limits. Our 401(k) plan also provides for employer matching contributions equal to 100% of the first 5% of compensation deferred into the plan. Contributions made by employees and company matching contributions to our 401(k) plan, as well as the income earned on plan contributions, are not taxable to our employees until withdrawn from the 401(k) plan, and we can deduct our contributions, if any, for the fiscal year in which they are made.

FMG Executive compensation. Prior to the Merger, no executive officer of FMG received any cash or non-cash compensation for services rendered to FMG. Each executive officer agreed not to take any compensation prior to the consummation of a business combination. However, FMG’s executive officers were reimbursed for any out-of-pocket expenses incurred in connection with activities of FMG, such as identifying potential merger partners and performing due diligence on suitable business combinations.

Outstanding Equity Awards at Fiscal Year-End. There were no unexercised equity awards as of December 31, 2008.

STOCK OWNERSHIP

Stock Ownership of our Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information, as of June 1, 2009, concerning the beneficial ownership of shares of our Common Stock and the approximate percentage of shares of our Common Stock owned by (i) each person known to us to beneficially own more than 5% of our outstanding shares of Common Stock, (ii) each of our directors, director nominees, and named executive officers, and (iii) all of our directors and executive officers as a group:

Name And Address Of Beneficial Owner(1)	Amount and Nature Of Beneficial Ownership		Percentage Of Common Stock(2)
Gordon G. Pratt, Vice Chairman	2,254,412	(3)	19.0%
Larry G. Swets, Jr., Director	2,027,412	(4)	17.4%
FMG Investors LLC	2,002,412	(5)	17.2%
Synovus Financial Corp.	1,762,941	(6)	16.3%
Gregory C. Branch, Chairman	1,740,085	(7)	16.1%
Millennium Management LLC and Israel A. Englander(8)	1,467,975		12.8%
Integrated Core Strategies (US) LLC	925,575	(9)	8.1%
Millenco LLC	542,400	(10)	5.1%
Alec L. Poitevint, II, Director	401,401	(11)	3.8%
Kent G. Whittemore, Director	247,229	(12)	2.3%
Donald J. Cronin, Director, President & CEO	102,597	(13)	1.0%
Nicholas W. Griffin, Chief Financial Officer	64,843	(14)	*
Melvin A. Russell, Jr., Chief Underwriting Officer	54,181	(15)	*
James R. Zuhlke, Director	17,839		*
Directors and Officers as a Group (9 persons)	4,907,587		40.1%

*	Owns less than 1%
(1)	Unless otherwise noted, c/o United Insurance Holdings Corp., 360 Central Avenue, Suite 900, St. Petersburg, FL 33701.
(2)	Percentage of ownership is based on 10,573,932 shares of Common Stock outstanding on June 1, 2009.
(3)	Reflects 252,000 shares which may be acquired within 60 days by exercise of Common Stock warrants owned directly by Mr. Pratt and Mr. Pratt is a managing member of FMG Investors LLC and may be deemed to beneficially own 932,231 shares and 1,070,181 shares which may be acquired within 60 days by exercise of Common Stock warrants.
(4)	Represents 25,000 shares which may be acquired within 60 days by exercise of Common Stock warrants owned directly by Mr. Swets and Mr. Swets is a managing member of FMG Investors LLC and may be deemed to beneficially own 932,231 shares and 1,070,181 shares which may be acquired within 60 days by exercise of Common Stock warrants.
(5)	Reflects 932,231 shares directly owned by FMG Investors LLC and 1,070,181 shares which may be acquired within 60 days by exercise of Common Stock warrants.
(6)	Based on information contained in a Form SC 13D filed by Synovus Financial Corp. (“Synovus”), Synovus owns 1,542,894 shares directly and has the right to acquire 220,047 shares within 60 days by exercise of Common Stock warrants. The address of Synovus is 1111 Bay Avenue, Suite 500 Columbus, Georgia 31901.
(7)	Represents 1,153,375 shares directly owned by Mr. Branch and 164,494 shares which may be acquired within 60 days by exercise of Common Stock warrants. Includes 250,928 shares owned by O.C. Branch Trust and 35,787 shares which may be acquired within 60 days by exercise of Common Stock warrants. Mr. Branch has voting power over these shares owned by O.C. Branch Trust. Includes 118,588 shares owned by Greg Branch Family LP and 16,913 shares which may be acquired within 60 days by exercise of Common Stock warrants. Mr. Branch has voting power over these shares owned by Greg Branch Family LP.

(8)	Based on information contained in Forms SC 13G filed by Integrated Core Strategies and Millenco LLC, Millennium Management LLC is the general partner of the managing member of Integrated Core Strategies and the manager of Millenco LLC. Mr. Englander is the managing member of Millennium Management LLC. Consequently, Mr. Englander and Millennium Management LLC may both be deemed to have shared voting control and investment discretion over securities beneficially owned by Integrated Core Strategies and Millenco. The address of Mr. Englander, Millennium Management LLC and Integrated Core Strategies is 666 Fifth Avenue, New York, New York 10103.
(9)	Based on information contained in a Form SC 13G filed by Integrated Core Strategies (US) LLC (“ICS”), ICS has the right to acquire 925,575 shares within 60 days by exercise of Common Stock warrants it owns directly. The address of ICS is 666 Fifth Avenue, New York, New York 10103.
(10)	Based on information contained in a Form SC 13G filed by Millenco LLC, Millenco LLC owns 542,400 shares directly. The address of Millenco LLC is 666 Fifth Avenue, New York, New York 10103.
(11)	Represents 351,299 shares directly owned by Mineral Associates, Inc. and 50,102 shares which may be acquired within 60 days by exercise of Common Stock warrants. Mr. Poitevint has voting and investment power over these securities.
(12)	Represents 216,370 shares directly owned by Kent & Kathryn Whittemore and 30,859 shares which may be acquired within 60 days by exercise of Common Stock warrants.
(13)	Represents 91,351 shares directly owned by Mr. Cronin and 11,246 shares which may be acquired within 60 days by exercise of Common Stock warrants.
(14)	Represents 58,310 shares directly owned by Mr. Griffin and 6,533 shares which may be acquired within 60 days by exercise of Common Stock warrants.
(15)	Represents 47,418 shares directly owned by Mr. Russell and 6,763 shares which may be acquired within 60 days by exercise of Common Stock warrants.

Change in Control

United Insurance Holdings Corp., a Delaware corporation, was incorporated in Delaware as FMG Acquisition Corp. (“FMG”), a shell company formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On September 30, 2008, United Subsidiary Corp., a Florida corporation (“Merger Sub”) and wholly-owned subsidiary of FMG consummated a merger with and into United Insurance Holdings, L.C., a Florida limited liability company (“UIH”), with UIH remaining as the surviving entity (the “Merger”) pursuant to the Amended and Restated Agreement and Plan of Merger, dated August 15, 2008, as amended on September 23, 2008, among FMG, UIH and the Merger Sub (the “Merger Agreement”). In connection with the Merger, FMG changed its name from “FMG Acquisition Corp.” to “United Insurance Holdings Corp.”

In connection with the FMG stockholder vote to approve the Merger, those FMG stockholders who (1) received their FMG shares as a result of FMG’s initial public offering and (2) voted against the Merger had the right to convert such shares into cash from the trust account established in connection with the initial public offering. Stockholders owning 1,267,863 shares of FMG Common Stock voted against the Merger and sought to convert their FMG shares into cash consideration from the trust account (the “Conversion”), and the post-Merger company paid such stockholders approximately $10 million to consummate the conversion. Following the consummation of the Merger and after giving effect to the Conversion and certain other transactions consummated in connection with the Merger, we had issued and outstanding 10,548,932 shares of our Common Stock, granted warrants to purchase 7,077,375 of our Common Stock and granted 350,000 unit purchase options. Each unit purchase option consists of a share of Common Stock and a warrant to purchase a share of Common Stock.

The holders of UIH’s membership interests exchanged such membership interests for Merger consideration consisting of an aggregate of $25 million cash, 8,929,819 shares of FMG’s Common Stock and warrants to purchase an additional 1,273,569 shares of FMG’s Common Stock. UIH members may receive an additional $5 million of cash consideration, in the aggregate, which will be based on the combined company’s performance during either one of two twelve-month measurement periods as specified in the Merger Agreement. Immediately following the closing of the Merger, previous holders of UIH’s membership interests owned approximately 85% of FMG’s 10,548,932 shares of issued and outstanding Common Stock issued.

Effective as of the consummation of the Merger, two FMG directors resigned (Messrs. Sargent and Sturgess) and Messrs. Branch, Poitevint, II, and Whittemore were appointed as directors of FMG.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms furnished to us with respect to the year ended December 31, 2008 and the written representations received from certain reporting persons indicating that no Form 5 filings were required for them, we believe that, during the year ended December 31, 2008, all Section 16(a) reports required to be filed by our directors, officers, and greater than 10% beneficial owners were timely filed except for the following forms, which were filed late: two Form 4 filings reporting a total of five transactions by Larry Swets, Jr., a member of our Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions, and series of related transactions, since January 1, 2007 to which we have been a participant, and the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any of our executive officers, directors, beneficial holders of more than 5% of our Common Stock or the immediate family members of such officers, directors, and beneficial holders had or will have a direct or indirect material interest, other than compensation to our officers and directors for service as such.

On May 22, 2007, we issued 1,125,000 shares of our Common Stock to certain affiliates listed below for an aggregate amount of $25,000 in cash, at a purchase price of approximately $0.022 per share.

Name	Number of Shares	Relationship to Us
FMG Investors LLC (“FMGI”)	1,045,000	Sponsor. Gordon Pratt and Larry G. Swets, Jr. are the managing members of FMGI.
Thomas D. Sargent	20,000	Director
David E. Sturgess	20,000	Director
James R. Zuhlke	20,000	Director
John Petry	20,000	Special Advisor

Effective August 13, 2007, FMG’s Board authorized a forward stock split in the form of a stock dividend of 0.15 shares of Common Stock for each outstanding share of Common Stock, effectively lowering the purchase price to approximately $0.019 per share.

FMGI, who was FMG’s sponsor prior to FMG’s initial public offering (“IPO”), purchased in a private placement transaction pursuant to Regulation D under the Securities Act, a total of 1,250,000 warrants from us at a price of $1.00 per warrant. The $1,250,000 purchase price of the sponsor warrants were added to the proceeds of the IPO being held in the trust account pending the completion of a business combination by FMG. FMGI is an entity owned by each of Gordon G. Pratt, prior President, Chairman and CEO of FMG, and Larry Swets, Jr., prior Chief Financial Officer and Secretary of FMG. During 2008 as part of the Merger transaction, FMGI agreed to surrender back to FMG warrants to purchase 179,819 shares of our Common Stock.

In addition to surrendering the warrants mentioned above, FMGI also agreed, as part of the Merger transaction, to reduce the number of shares of our Common Stock they owned by 179,819. No consideration was paid for these surrendered shares and these shares were cancelled.

During 2007, officers and directors of FMG lent an aggregate of $0.1 million to FMG as of the effective date of the registration statement to cover expenses related to the IPO, such as SEC registration fees, National Association of Securities Dealers registration fees, listing fees and legal and accounting fees and expenses. The loan was repaid without interest from the proceeds of the IPO not placed in trust.

FMGI made available to us a limited-recourse, revolving line of credit totaling $250,000. The revolving line of credit terminated upon the completion of the Merger.

Mark Berset, a member of UIH’s Board of Managers prior to the Merger and a holder of our Common Stock and Linda Berset, a holder of our Common Stock, own insurance agencies that have agency contracts with, and write business on behalf of our insurance subsidiary. Mr. and Mrs. Berset are the sole owners of these insurance agencies. The amount of premium revenues to us from insurance policies written by these agencies for the fiscal years ended December 31, 2008 and 2007 were approximately $5.4 million and $9.2 million, respectively. Mr. and Mrs. Berset received commissions and board fees of approximately $0.7 million in each of the fiscal years ended December 31, 2008 and 2007, which amounts include $61,500 and $30,000 paid to Mr. Berset in fiscal 2008 and 2007, respectively, as compensation for serving on UIH’s board of managers through September 30, 2008.

We entered into a Loan Agreement dated February 8, 2007 with Columbus Bank and Trust Company (“CB&T”) in which CB&T loaned $33 million to us (the “Loan Agreement”). CB&T is an affiliate of Synovus, which owns 14.6% of our Common Stock at December 31, 2008. The initial promissory note incurred interest at an annual rate of 400 basis points above the 30-Day LIBOR, which fluctuates when money rates change, with all interest and principal due by February 20, 2010. Pursuant to the Loan Agreement, we made payments totaling approximately $9.2 million in principal and interest of $3.0 million during the year ended December 31, 2007. During 2008, we incurred $0.8 million of interest expense and paid principal amounts of $19.5 million, which includes $13.1 million that was being held in an escrow account. In addition to the indebtedness under the Loan Agreement, we maintain deposit account arrangements and bank accounts with Synovus and its affiliates. On March 13, 2008, we entered into an amendment to the CB&T Loan Agreement which eliminated the “excess cash flow” provision of the loan. In addition, the minimum balance in the investment accounts at CB&T was increased from $10 million to $13 million with no future payments into investment accounts required. The interest rate was decreased from 400 to 300 basis points above LIBOR. On May 27, 2008, we, along with CB&T, agreed to modify the Loan Agreement to allow us to utilize the $13.1 million that was currently held in escrow as a principal reduction to the term loan. The modification also eliminated the requirement for us to have any funds held in escrow. On August 11, 2008, we entered into a Second Amendment to the loan agreement with CB&T. The Second Amendment requires principal payments to cease after the July 2008 installment and recommence with the April 2009 installment. During the period from August 1, 2008 through April 1, 2009, interest only payments have and will be made to CB&T. On August 13, 2008, CB&T waived the debt covenant requirement related to maintenance of a minimum debt service coverage ratio of at least 2:1 on a quarterly basis. This covenant was reinstated on January 1, 2009 and will be measured quarterly. On May 5, 2009, we entered into a Third Amendment to the note agreement with CB&T. In the Third Amendment we are to continue paying interest-only payments through February 20, 2010, the end of the original note term, on which date we are to pay a lump-sum payment of the remaining principal balance of $4.3 million, plus any remaining accrued interest.

During 2008, we entered into an amended letter agreement with Raymond James & Associates (“Raymond James”) in their role as UIH’s external investment banking advisor. The amended agreement was effective March 5, 2008 and remained in effect until the Merger was consummated. One individual who was a member of UIH’s board of members through September 30 2008, and a holder of our Common Stock is employed at Raymond James. During 2008, we paid fees to Raymond James of $1.6 million related to this agreement.

We have entered into an Investment Management Agreement with Synovus, whereby Synovus provides discretionary investment management services for the investment accounts of our subsidiaries. The agreement was effective October 8, 2003, and remains in effect until terminated by either party. Synovus owned 14.6% of our outstanding Common Stock at December 31, 2008. We incurred combined fees under the agreement of $0.1 million for both of the years ended December 31, 2008 and 2007.

During March 2003, we issued promissory notes to three of our executive officers with an interest rate of three percent. During March 2008, these notes, in the aggregate of $0.1 million including accrued interest, were forgiven. These loans were not considered arm’s-length transactions.

During the first quarter of 2008, UIH’s Chairman of the Board of Managers exercised an option for $63,000 to purchase 258 additional membership units of UIH. No other UIH equity purchase options exist.

Our Chairman of the Board also sits on the board of directors of Prime Holdings Insurance Services, Inc. (“Prime”). During July 2001, we acquired $1 million of Prime’s common stock and during the first quarter of 2008, we exchanged the Prime common stock which we had recorded at $1.0 million for a $1.1 million note receivable from Prime. The note is payable to us in three annual installments, the first of which we received on May 1, 2008. The May 2009 payment date was extended to July 15, 2009 per an agreement between Prime and us.

On September 29, 2008, we issued notes payable with a total face amount of $7.5 million to two of our former stockholders. These notes are part of the note agreement we entered into on August 15, 2008, with various accredited investors. In exchange for these two notes, we received 869,565 shares of our Common Stock, with a total value of $6.9 million at the time the notes were issued. The notes bear interest at 11% per annum, and require semi-annual interest-only payments each April 1 and October 1. The entire principal balance is due and payable on September 29, 2011.

On September 29, 2008, we issued a note payable with a total face amount of $0.5 million to two of our directors, through United Noteholders, LLC, in exchange for cash. This note was issued under the note agreement we entered into on August 15, 2008.

Unless noted above, we believe the terms obtained or consideration we paid or received, as applicable, in connection with the transactions described above were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions. During 2008, we did not have a formal policy for reviewing related party transactions; however, during May of 2009, we implemented a written related party transactions policy.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has approved the engagement of McGladrey & Pullen LLP (“McGladrey”) as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2009 and to provide an attestation report on our internal control over financial reporting for the 2009 fiscal year. McGladrey has advised our Audit Committee that neither it, nor any of its members, has any direct financial interest in our company as a promoter, underwriter, voting trustee, director, officer or employee. We are asking the shareholders to ratify our Audit Committee’s selection of McGladrey as our independent registered public accounting firm for the 2009 fiscal year. A representative of McGladrey is expected to be present at our Annual Meeting and will have the opportunity to make a statement if the representative desires to do so. The McGladrey representative is also expected to be available to respond to appropriate questions.

We are asking our shareholders to ratify the selection of McGladrey as our independent registered public accounting firm. Although ratification is not required by our Certificate of Incorporation, By-laws or otherwise, the Board is submitting the selection of McGladrey to our stockholders for ratification because we value our stockholders’ views on the appointment of our independent registered public accounting firm. If our stockholders fail to ratify the selection of McGladrey, it will be considered as a direction from the stockholders to our Board and our Audit Committee to consider the selection of a different firm and our Audit Committee will reconsider whether or not to retain McGladrey. In such event, our Audit Committee may retain McGladrey notwithstanding the fact that the stockholders did not ratify the selection, or may select another accounting firm without re-submitting the matter to a stockholder vote. Even if the selection is ratified, our Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and thus, our stockholders best interest.

As more fully discussed below, our independent registered public accounting firm for the year ended December 31, 2008 was DeMeo, Young, McGrath (“DYM”). A representative of DYM is not expected to be present at our Annual Meeting; however if a DYM representative does attend, the representative will be available to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

Changes of Independent Registered Public Accounting Firms

Dismissal of Rothstein Kass & Company; Appointment of DeMeo, Young, McGrath

As described in the section hereof entitled “Change of Control,” we consummated our Merger on September 30, 2008. The Merger was treated as a reverse acquisition and recapitalization for accounting purposes and, as such, the historical financial statements of the accounting acquirer, UIH, became our historical financial statements. DYM was the independent auditor that audited UIH’s financial statements for the fiscal years ended December 31, 2007 and 2006, and Rothstein Kass & Company (“RKCO”) was the independent auditor that audited and reviewed FMG’s financial statements for the fiscal year ended December 31, 2007 and the fiscal quarters ended March 31, 2008 and June 30, 2008. On November 10, 2008, we (with the approval of our Board) dismissed RKCO as our independent registered public accounting firm and formally engaged DYM to be our independent registered public accounting firm for the fiscal year ending December 31, 2008 and to complete a review of our Form 10-Q for the quarterly period ended September 30, 2008, which contained only the financial results of UIH because the quarterly period ended on the day the reverse acquisition was completed.

RKCO’s report on FMG’s financial statements for the fiscal year ended December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, since May 22, 2007 (inception) through November 10, 2008, we had no disagreements with RKCO on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure that, if not resolved to RKCO’s satisfaction, would have caused RKCO to make reference to the subject matter thereof in connection with its report on our consolidated financial statements for such year. In addition, since May 22, 2007 (inception) through November 10, 2008, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).

As noted above on November 10, 2008, our Board formally engaged DYM to be our independent registered public accounting firm for the fiscal year ending December 31, 2008 and to complete a review of our Form 10-Q for the quarterly period ended September 30, 2008. DYM was the independent registered public accounting firm that audited UIH’s financial statements for the fiscal years ended December 31, 2007 and 2006. During the fiscal year ended December 31, 2007 and during the transition period through November 10, 2008, we did not consult with DYM regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K with respect to FMG.

Dismissal of DeMeo, Young, McGrath; Appointment of McGladrey & Pullen LLP

Effective April 20, 2009, the Audit Committee of our Board dismissed DYM as our independent registered public accounting firm.

As described below, the change in independent registered public accounting firms is not the result of any disagreement with DYM. DYM’s audit report dated March 23, 2009 (which was included in our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the SEC on March 31, 2009) on our consolidated financial statements as of, and for the years ended, December 31, 2008 and December 31, 2007, did not contain an adverse opinion or a disclaimer opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2008 and December 31, 2007 and through the date of DYM’s dismissal on April 20, 2009, we had no disagreements with DYM on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure that, if not resolved to DYM’s satisfaction, would have caused DYM to make reference to the subject matter thereof in connection with its report on our consolidated financial statements for either of such years. During the years ended December 31, 2008 and December 31, 2007 and through the date of DYM’s dismissal on April 20, 2009, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Effective April 27, 2009, the Audit Committee of our Board engaged McGladrey as our independent public accounting firm for our fiscal year ending December 31, 2009.

During the fiscal years ended December 31, 2008 and 2007, and the subsequent interim period prior to the engagement of McGladrey, we did not consult with McGladrey regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit and Related Fees

During the period from May 22, 2007 (the date of FMG’s inception) through November 10, 2008, RKCO was the independent registered public accounting firm for FMG. The firm of DYM was UIH’s principal accountant and subsequent to the Merger was our independent registered public accounting firm. DYM managed and supervised the audit and audit staff, and was exclusively responsible for the opinion rendered in connection with its 2008 and prior examinations.

The following is a summary of the fees billed by DYM and RKCO to us for services rendered during 2008 and 2007.

Audit Fees

During 2008, we incurred fees of approximately $0.6 million for professional services rendered by DYM for the audit of our consolidated financial statements from 2005 through 2008 and for audit-type services performed in connection with reviewing various SEC related filings. Also, during 2008, RKCO billed us for $0.1 million of fees in connection with the audit of FMG’s consolidated financial statements through September 30, 2008.

During 2007, the aggregate fees billed by RKCO for professional services rendered for the audit of FMG’s consolidated financial statements from the date of FMG’s inception through December 31, 2007 and for services performed in connection with FMG’s registration statement on Form S-1 filed in 2007, were less than $0.1 million.

Audit-Related Fees

Other than the fees described under the caption, “Audit Fees” above, DYM did not bill any fees for services rendered to us during the fiscal years ended December 31, 2008 and 2007 for assurance and related services in connection with the audit or review of our consolidated financial statements. RKCO billed us for less than $0.1 million of fees associated with the Merger transaction.

Tax Fees

There were no fees billed by DYM or RKCO for tax services provided to us during 2008 and 2007.

All Other Fees

There were no fees billed by DYM or RKCO for professional services other than audit services and audit-related services rendered to us during 2008 and 2007.

Audit Committee Approval of Independent Registered Public Accounting Firm

We formed our Audit Committee in late 2008; therefore, our Audit Committee did not approve the engagement of the independent registered public accounting firm for 2008, nor did they approve any of our 2008 audit fees.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee approves the engagement of our independent registered public accounting firm. Also, our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided by our independent registered public accounting firm. The Audit Committee considers and approves at each meeting, as needed, anticipated audit and permissible non-audit services to be provided by our independent registered public accounting firm during the year and estimated fees. The Audit Committee Chairman may approve permissible non-audit services with subsequent notification to the full Audit Committee.

Vote Required

The votes cast “for” must exceed the votes cast “against” to approve the ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for the 2009 fiscal year.

Recommendation of the Board

The Board recommends a vote “FOR” ratification of the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for the 2009 fiscal year.

OTHER INFORMATION

We have made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the Report of our Audit Committee shall not be incorporated by reference into any such filings.

United Insurance Holdings Corp.

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

▲    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROXY	Please mark your votes like this	☒

1.	Election of Class A Directors.	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	Nominees: 1) Larry G. Swets, Jr. 2) James R. Zuhlke	☐	☐	☐

(To withhold authority to vote for any individual nominee, mark “For All Except” and write the name and number of the nominee with respect to whom authority to vote is withheld on the line below.)

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2009
Note: Please sign exactly as your name(s) appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. If a corporation or partnership, please sign in full corporate name or partnership name by authorized officer.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

JULY 21, 2009.

To access the Company’s Proxy Statement for the 2009 Annual Meeting of

Shareholders, and the Company’s 2008 Annual Report, visit

http://www.cstproxy.com/uihc/2009

À FOLD AND DETACH HERE AND READ THE REVERSE SIDE À

UNITED INSURANCE HOLDINGS CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

JULY 21, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald J. Cronin as Proxy of the undersigned, with full power of substitution, and hereby authorizes Mr. Cronin to represent and to vote, as designated below, all of the shares of common stock of United Insurance Holdings Corp., held of record by the undersigned on June 15, 2009 at the Annual Meeting of Shareholders of United Insurance Holdings Corp. to be held at the office of United Insurance Holdings Corp. located at 360 Central Ave., Suite 900, St. Petersburg, Florida 33701 on Tuesday, July 21, 2009 at 11:00 AM Eastern Daylight Time, or at any postponement or adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)